OFFICER STOCK PURCHASE POLICY

From time to time the Company is in the stock market repurchasing shares to fund special stock issuance needs such as employee stock plans or business acquisitions. Purchases are made pursuant to a Board approved stock repurchase “program” adopted from time to time by the Board. When the Company is in a position to be in the market for stock, as directed by the Chief Financial Officer, the Company will be willing to purchase shares from any officer of the Company so long as:

•	The Company is otherwise ready to be in the market for the purpose of repurchasing shares of Toro Common Stock under a Board approved and announced stock repurchase program;

•	The block of shares being offered for sale by the officer must be registered in the officers name or in an account held by a broker on behalf of an officer [not in conjunction with the exercise of a stock option] and in an amount of 5,000 or more shares;

•	The price per share the Company will pay is the reported New York Stock Exchange Closing Price on the day of the transaction and the Company will not assess a sales commission. If officer tells the Company he/she wishes to sell before the market opens on any given day, he/she will receive the Closing Price from the day before, and if after the market opens (anytime up until 4:00 p.m. c.s.t.) the officer will receive the Closing Price at the end of the day;

•	The Company will not make purchases at times when, in the opinion of the General Counsel or pursuant to New York Stock Exchange guidelines, officers are prohibited from market transactions;

•	Transactions will be administered by the General Counsel’s office and will be subject to normal Securities & Exchange Commission reporting.